ASHFORD HOSPITALITY TRUST, INC.
2nd Quarter Conference Call
Questions and Answers Transcript
At Conclusion of Call
August 2, 2007; 10:00 a.m. CT

Participant 1:	Good morning.

Monty Bennett:	Good morning.

Participant 1:	Basic question which you may have covered, I missed your first minute or so, is the likelihood of proceeding with the Phase II sales, I heard you talk about 24 hotels for $93 million under contract and just what is your view of that given the current market conditions?

Monty Bennett:	We’re still evaluating the hotels on an asset by asset basis.

We have not seen the existing credit situations affect pricing on those hotels that we’re out there talking to people about. Now that might happen down the line as they talk to their lenders.

But for each asset we’re going through an analysis of looking at the price we can get today versus what the cash flow we think will be over time and the value if we sold it sometime five or ten years from now.

And so it’s really still individually an asset by asset view.

And I wouldn’t say that the current market conditions have really affected our thinking yet. If this is a sustained situation in the public markets it might lean us a little more towards trying to gain some more liquidity.

But right now we’re still moving down the path from the Phase I assets and on the Phase II assets we are definitely selling some of them and some of them are under contract and the rest we’re still evaluating.

I don’t think there’s a single Phase II asset that we have determined for sure that are going to hang onto.

But we’ve also had a few other wrenches thrown into the mix and with the recent announced acquisition of Hilton by Blackstone, they are now involved with our partner and will be our partners on the JV Hilton assets.

And they’ve got a point of view that looks like it may be shaping up a little bit different from Hilton so we’re just talking to the guys over there to see what we’re going to do collectively on that portfolio. We may be doing some horse trading and still may be selling some. We just don’t know yet. It’s just still too early.

So essentially, I’d say that the answer to your question is the existing market conditions haven’t altered our thinking but we’re still looking at each asset individually before making that decision on whether or not to sell.

Participant 1:	Okay. And then just a quick question of clarification for David Kimichik.

Well you mentioned you avoided $5 million in fees by the timing of a transaction. I just – if you could just clarify that. I didn’t pick up on what you were saying.

Doug Kessler:	Sure. This is Doug actually responding to that question.

When we arranged the Series C Preferred with Wachovia as part of the original funding of the CNL Hotels & Resorts transaction we structured an arrangement whereby if we replace that Series C Preferred over a period of time we would be able to get a return of some of the initial fees paid for that transaction.

And as you know preferred deals are typically priced at 3.15% gross spread to the bankers. We received a rebate essentially of 2.15% on the $200 million so that equates to about $4.3 million.

We then were able to negotiate with the banks an expense reimbursement that accounted for about another $600,000 so that’s the approximate $5 million that we obtained as a result of completing the Series D Preferred within the timeframe that we did.

Monty Bennett:	Yes, the limits on the timeframe was that we had to replace I believe all of that Series D, $200 million worth, within six months of close.

And we closed this transaction in April.

And so we were able to get it done here in July and that’s what created that benefit.

Participant 1:	Okay, thanks very much.

Monty Bennett:	Thank you.

Participant 2:	Hey guys, good morning.

Monty Bennett:	Hello.

Participant 2:	Hey, I’m just wondering if you could comment a little bit on the rooms’ guest displacement that occurred with the four hotels under renovation in the second quarter.

And then how much we can expect over the balance of the year. It looks like you’ll have about 20% of your hotels under renovation in the fourth quarter and I guess about half of that in the third quarter.

But I mean it looks like you had a great second quarter and I’m just trying to gauge how much displacement that might occur in the back half of the year.

Thanks.

Monty Bennett:	Thanks. This is Monty. I’ll make a comment and then David Kimichik, you might want to get a little more specific if I don’t touch on it.

Regarding displacements, generally there wasn’t that much displacement because only four hotels were under renovation.

But specifically on the assets under renovation, when it comes to the Sea Turtle which was under renovation, I’d say heavy or significant displacement was going on at that asset. But that’s because that asset is going through a very major renovation.

Also, the JW Marriott in San Francisco is going through a relatively larger renovation and so there was decent displacement there.

As far as going forward concerning displacement, yes there’s a lot more properties that could be under renovation. There will be more renovations and or more displacement I should say.

But by and large the new renovations coming are not as dramatic as the two that I just mentioned to you. But I think in looking at the future performance and for all of you guys that are, excuse me, interested in trying to predict the earnings would be I think a more relevant point is for everyone to take a look at that table in our earnings release that outlines the seasonality of our earnings. Our second quarter is by far our strongest.

And that table shows what pro forma results of all these assets have been over the past four quarters.

And our third quarter is one of our softest ones because of the nature of the assets we have and also because of our Marriott Hotels, we have an extra period that’s reported in our fourth quarter. And, we have significant number of Marriott Hotels.

So I think that schedule should be a greater driver for short term determination of what our earnings might be perhaps than the renovations would be.

David, do you want to make a comment on that?

David Kimichik:	Just a little comment on the renovations that we try to do them in the shoulder periods when the hotels aren’t at peak occupancy.

And typically as we renovate we take one floor out a time so we try to keep the disruption to a minimum.

And we will have more hotels under renovation than we have had historically but I think if you look back at the various reports that we’ve filed over the last couple of years, we’ve always reported the metrics of not under renovation versus the total portfolio so you can see the disruption historically and it should be, you know, similar going forward. We don’t expect anything different.

Participant 2:	Is there any way – that’s helpful, but is there any way in the back half of the year to talk about room nights lost as have some of your peers with respect to their renovations?

Monty Bennett:	No we don’t forecast or provide information on anticipated room nights lost.

And even if we did internally, renovations are such the that number would just move around a lot because of what you have to do to get the renovations done.

So we don’t have any information on that.

Participant 2:	Okay. Just one more question David, on the unfavorable contract liability. That bumped up about 65% sequentially from the first quarter of the year. I just wondered what’s behind that.

David Kimichik:	One of the contracts that we assumed in the CNL acquisition was a Marriot contract that had a little bit higher incentive fees than we thought was market.

And so we marked that to market much like we did the Gateway asset last year.

And I think that was roughly about $10 million marked to market and that was the reason.

Participant 2:	Okay. Thank you.

Participant 3:	Yes. Hello everyone. I had a question that I think largely has been answered but having to do with I think as you call them Phase I, II and III dispositions. And with – I think you gave detail on I and II and maybe III was referenced.

But, any other thoughts on Phase III and what we can assume there?

Monty Bennett:	Sure. I think what you’re referring to is when we looked at our deleveraging strategy at one point we talked about our Phase I sales and Phase II sales.

And then Phase III refers to being joint venturing potentially some of our assets with an outside firm in order to deleverage. We are continuing to talk about having joint venture discussions and other ways to monetize some of our assets in that regard although those discussions are ongoing and are fairly fluid and we just don’t know yet whether there will be something that’s attractive enough for us to pursue.

And my apologies because in our wording, sometimes that can be confused with the separate joint venture that we have already with Hilton that we inherited in the CNL Hotels & Resorts transaction. But that is separate. That’s already a joint venture and we’re working with Hilton/Blackstone to see what the best course of action there.

That joint venture is one where we are a 75% owner and Hilton/Blackstone is a 25% owner while if we executed a so-called Phase III strategy it’d be one where we were a minority owner most likely anywhere between 10% to 49% if we found joint venture terms that were attractive to us.

Participant 3:	Okay. Is there any general update as to the total amount of dispositions you may make in this calendar year?

Monty Bennett:	Not really. The amount of the Phase I assets was about $170 million. And we’re well underway in completing that.

But Phase II total amount as I recall it was something like $400 million. We are in the process of selling at least a quarter of that and are continuing to look at the other assets.

But we just have not made a determination yet whether we’ll pull a trigger on the remaining say $300 million of that Phase II.

Participant 3:	Okay, great. And actually one other question and I came in late on this call.

On the CAPEX guidance that you’ve given, can you just please reiterate that and also just mention what – if you can give us an idea of return on investments there or how that leads to RevPAR in ’08? Could RevPAR in ’08 actually be higher than ’07 due to all this spending that you’re making?

Monty Bennett:	Sure, this is Monty. We don’t give RevPAR guidance so I won’t be able to comment on that.

And all of the CAPEX that we’re doing now, and David will give you the details of the CAPEX guidance, was all done as part of the acquisition purchase.

So the return on investments on CAPEX is really lumped into the purchase price and since almost all of the requirements of buying the assets themselves so there’s not separate ROI calculations.

However we are taking all of our existing assets and we’re looking at all of the CAPEX and value-add opportunities that are there that were not required by the brands and by ourselves as part of the purchase and looking at opportunities to deploy capital and to earn returns on that.

That is a process that we’re going through during this summer. We expect on our conference call at the end of the third quarter to announce to the marketplace how much additional CAPEX we plan to do above and beyond the numbers David is about to give you over ’08 and possibly ’09 and 2010 and what our expected returns would be on those.

But generally we have a threshold return of a 10% unleveraged internal rate of return for those projects.

And that process is what’s taking a large portion of our time right now to determine what those projects are and how much we’re going to spend each year and what the returns would be.

David.

David Kimichik:	The guidance we’ve given on the CAPEX program is $280 million to be spent in 2007 and 2008.

And it’s really the first two quarters of 2007 we spent $45 million and i think Doug mentioned in his script that we are taking off over $100 million of initiatives here in the second half of the year.

Monty Bennett:	Now David, to be clear that $285 million, didn’t include towards the end of two years after we bought CNL so wouldn’t that go into the First Quarter of ’09?

David Kimichik:	No. It’s 2007 and 2008.

Monty Bennett:	Is the $285 million?

David Kimichik:	Correct.

Monty Bennett:	All right.

Participant 3:	Great, thank you very much.

Participant 4:	Hi guys. Several of us have danced around this question.

Let me just come straight out and ask. For those of us that are looking at your credit statistics other than just debt to market cap, I think we’re having a hard time trying to figure out what your leverage is going to look like in the future next quarter, next year, at the end of this year.

Can you just help us understand about your comfort level with the current level of leverage?

Should we expect that you’ll be doing more deleveraging other than the stuff that you have under contract now or are you comfortable with where you are today?

Monty Bennett:	We are comfortable with where we are today. However if we see an opportunity to sell assets at a good price, we’ll continue to sell them.

We wanted to get below 60% and except for the recent stock price drop, we’re there. We’re just slightly above it right now but should be back underneath with these planned sales that we have.

So from a deleveraging standpoint, our focus as we look at opportunities is no longer to delever.

However because we don’t see an opportunity to buy very many more properties in the marketplace today because of the current condition of so much private equity and the fact that all these assets are being bid up, it’s much more likely for us to be a net seller than a net buyer for one reason or the other.

So through these circumstances, we may be deleveraging some more.

But it’s going to depend also upon our alternative uses of capital. And if we find good uses of capital either to pay down debt or to stay investing in ROI projects that might tilt some of the potential sales one way or the other.

So as far as direction or guidance on future leverage I’d say that prior to the deleveraging we did post CNL’s transaction, we wanted to get to below 60% and we were on a mission to do that. We have done that.

And now we have no other internal objective to hit a lower deleveraging point on that.

Our interest coverage ratio is 2.1 times and our fixed charge coverage is 1.9 times both on a trailing basis. We think that’s fine. It’s always nice to have more.

But again our focus on deleveraging is no longer there.

Participant 4:	I really appreciate that clarity. I do think you seem very concerned about your stock price and you seemed concerned about it before.

It does seem to me that there are investors out there and perhaps a lot of them that are concerned about your debt to EBITDA for example rather than just your debt to market cap.

And are concerned that if we hit a downturn, if the economy goes into recession you are more vulnerable to that downturn than any other public lodging player because of your total debt on your balance sheet relative to your cash flow.

That’s why I asked that so I do appreciate that clarity.

Monty Bennett:	Thanks. You know we’ve looked at it a lot and we found no correlation between debt levels and valuation. It’s just nonexistent in the REIT world.

So while there may be concerns among certain investors, we respect those concerns. We just don’t see that as at least historically being an impact on stock price.

So, you know, we think the prudent thing is to take a look at the stats and try to manage off of that rather than what’s one or two or five investors may believe is a drag down on our stock price.

But as far as what the future holds, and the positioning, if someone’s in a recession, I’ll just relay a little bit with you on that in that while debt levels are one indication about one’s survivability and one’s performance during tougher times, there’s a host of other factors.

And those include what your interest rate is on that debt and ours is relatively very low.

Another factor is the type of assets that you have. Are they – do you have a portfolio of a more stable component which we do in some of our select service type assets.

And the physical condition of our assets which are very good and getting better.

So I think that one has to look at all those factors in looking at how a company will perform during tougher times.

That being said, we don’t see tough times coming for several years.

Participant 4:	Okay, thanks for your candor.

Monty Bennett:	Thanks.

Participant 5:	Good morning guys.

You provided a breakout of the total portfolio and the adjusted excluding renovations.

Do you have a breakout of your legacy – do you have a description you can provide us of the performance of the legacy portfolio versus the CNL portfolio during the quarter?

Monty Bennett:	You know we thought about and talked about doing that.

And we don’t give out specific stats on one group of assets or one asset versus the total just because it’s a long road with no turns.

But for this first call, I think it is appropriate to say that the legacy portfolio and the CHR portfolio from a RevPAR standpoint were fairly comparable. They were just, you know, a few basis points one way or the other on the key metrics of RevPAR growth. So there’s not a substantial difference in the second quarter for those portfolios.

Participant 5:	Okay. Second, in your comments you had mentioned — I may have misheard this — but you mentioned that you were looking at possibly selling – you’re looking at possibly selling some of the limited service assets.

Is that something, you know, you are currently looking at and given some of the transactions we’ve seen in the market there?

Monty Bennett:	Now that’s something we’re reviewing. Yes. And it is a possibility.

It’s – and there’s some few trade-offs to it. For example that will sell at the highest cap rate yield and so you’re – it’s more or less accretive I should say. I should say it’s less accretive in selling off another type of assets because the limited service probably don’t have as much growth in them as some of the – as the full service assets do.

So the short term effect wouldn’t be as strong as if we sold off some of the full service assets. However over the next two or three years we think it would be better.

And we’re also talking internally about what that means to our multiple and our positioning and most importantly what kind of pricing we could get.

Ideally we’d like to sell those assets if we did sell them in a format where we could still be involved and receive some type of fees from it.

So we’re looking at some alternatives but it’s just kind of, you know, complicated and a long road so right now we’re not providing any guidance as to whether we think something like that will happen or not.

Participant 5:	Okay. And then my third and last question. I know you guys do not give guidance.

But a lot of your peers are looking for a pretty good pick up in the fourth quarter.

Do you think that is something you will see in your portfolio as well?

Monty Bennett:	No we don’t give guidance on our specific portfolio. As far as the industry goes, you know, we’re hopeful. It’s really just hard to say.

But, you know, the past quarters have been a little bit slower because what’s happening with the economy and year-over-year Katrina comparisons.

So we are certainly hopeful that’s the case but as far as guidance on what our portfolio is we probably just do best to step back from commenting on that.

Participant 5:	Okay, thanks guys.

Participant 6:	How are you doing this morning guys?

Monty Bennett:	Good morning.

Participant 6:	All right. Just want to touch upon Phase II. You guys mentioned four hotels, $93 million, under contract.

Could — and maybe I missed it in the prepared remarks, but was there any color on pricing metrics and how that related perhaps to your overall purchase of the CNL assets?

Monty Bennett:	We haven’t released that information yet. As far as an overall purchase, it’s hard to compare because you don’t – since we just bought these assets you have a year to even set the basis on them.

And so obviously the basis is going to match whatever we sell them for because that’s what the market value is so there’s no gains or losses on those assets.

As far as other metrics such as trailing NOI rates or future NOI rates, generally we’re trying to sell those assets that we don’t think have that much growth opportunity to them.

So while sometimes we’ll be able to sell them at cap rates as good or better than what we bought CNL at, the plan is to sell those assets that may have a little higher cap rate, again because they don’t have the growth.

But once we get to a point where we can release information on this transaction we’ll be providing that detail.

Participant 6:	And just the sense, are these more on the upper end or upper scale versus select service type product or and no color on that sense either?

Monty Bennett:	No, they’re more of a select service.

Participant 6:	Okay.

Monty Bennett:	Some of these.

Participant 6:	Okay. Kind of touching on your balance sheet, you know, with the recent purchase of CHR, the variable rate component of your debt structure has kind of jumped up a bit.

Where do you see or maybe this is for Doug, what are you guys thinking from a debt management standpoint? I know you probably have some hedges in place but longer term for that component of your variable rate debt structure.

Monty Bennett:	Well in times like this that we’re in and our beliefs that historically interest rates come down, they don’t go up when you’re facing credit problems in the market, when the market’s facing credit problems, that it’s more likely to ease than increase.

That being said, of the approximately 22% of our debt structure that’s floating, we’ve got caps on that.

And if we have gone all the way through, excuse me, all those caps, the net additional annual interest expense to us would be about $4 million more per year.

So it’s not an impact financially and materially for us.

Participant 6:	Okay. You guys mentioned that there was some or the balance sheet shows that there was some mezzanine loan pay downs or prepayments in the second quarter.

Where does the mezzanine portfolio stand today and do you expect any other prepayments?

Monty Bennett:	The mezzanine portfolio is in the $72 to $73 million range.

And as far as going forward, you know, that portfolio has a weighted average interest rate of about 12.5% unleveraged.

As far as going forward it’s just hard to say. It’s been tough for us to put money out over the past almost a year.

And so the size of that portfolio has been steadily declining. We hope to be able to reverse that trend. We don’t anticipate that mezzanine platform will be anywhere to be a material part of our portfolio but it is some nice (current) income and it provides us access to all kinds of deal flow.

So we’re continuing out in the marketplace looking and we hope that the current credit squeeze will provide an opportunity for us to be a lender again in the mezzanine space.

Participant 6:	Okay. And maybe for David just talking about G&A on the P&L.

As you guys have assimilated the CHR portfolio into the company, you’ve, you know, increased headcount.

Is that pretty much done?

And when we look at the G&A number in the second quarter, is that a good approximation for a run rate or is it going to tick up a little more from here?

David Kimichik:	I think I’d stick to the guidance we’ve given previously on the incremental $12 to $15 million range.

The G&A is, you know, not fully baked in the quarter so that’s not a good run rate. It’s – you know, we’re continuing to finish off the hiring and the incremental expenses will creep in over time.

So I would stick to what we previously said.

Participant 6:	One last question. And for you Monty, you know, I read in a trade magazine that I guess Ashford has hired as a consultant or advisor (Alan Tallis). If you could probably give some color into what that relates to that’d be wonderful.

Monty Bennett:	Sure. (Alan) is a fantastic executive. He’s a veteran of the industry for many years.

And he’s been living in Dallas and working with La Quinta and with the recent purchase of La Quinta by Blackstone afforded an opportunity to do a number of things including retire if he wanted.

But after spending some time talking with him and understanding the incredible amount of experience that he’s got, we asked him to come on board and to be an advisor to us for a period as well as we evaluate these ROI projects that we’ve got.

And so he’s come in to help us on – in the asset management function and ROI project function.

Some have asked about whether he’ll be joining us on a more full time basis and that certainly can be a possibility as well.

But right now he is an advisor to us and we’re very happy to have him and he’s doing an excellent job for us.

Participant 6:	All right. Thanks guys.

Participant 7:	Good morning guys. How’s it going?

Monty Bennett:	Good morning.

Participant 7:	I just have a couple quick questions. You made some comments earlier about asset pricing how it’s holding up and I was just hoping to get some clarification given kind of what’s happening in the credit markets, why you think asset prices are still holding up.

Monty Bennett:	The asset prices are holding up because the borrowers really don’t know anything different. What we’ve seen is that the lenders that they’ve had on tap to provide the financing just are not in a position to – haven’t been in a position to provide any updated quotes.

Some of the comments are well, you know, we quote you a changed rate if we knew what that changed rate was but we just don’t know yet.

So until someone knows then that pricing is going to stay. But as that pricing starts to change, there might be some slippage, there might not be.

But that’s why there hasn’t been a change yet in that the credit markets just move faster than the real estate transactions that occur on Main Street.

Participant 7:	Right. So presumably if and when they get a quote then the asset prices will reflect that?

Monty Bennett:	Very possibly.

Participant 7:	And that...

Monty Bennett:	It depends upon – and depending upon the LTV levels that the lenders are comfortable with and their pricing.

Participant 7:	Right. And then with your current portfolio of hotels, are your loans assumable? Can you sell those properties with the loans that you already have on them?

Monty Bennett:	By and large that’s the case, yes.

Participant 7:	All right. Another question I had was can you just talk about trends in property taxes, insurance?

Monty Bennett:	Sure. Regarding the property taxes, we have accrued a pretty healthy increase this past quarter. In fact our 73 or 74 basis point increase in margin would have been higher if it weren’t for two main factors. Franchise fees which were due to agreements that were contracted to (stop) over time and what’s going on in property taxes because those are going up. Some jurisdictions like Texas are becoming very aggressive.

So we’ve accrued what we think is plenty for those increases. We are being very aggressive in filing for refunds and filing for new appraisals.

But until some of those actually happen, we’re reluctant to show better property tax performance than what we’ve put in the financials. So we think that’s the right number.

Regarding insurance, David why don’t you make a comment on it.

David Kimichik:	In the quarter we actually showed a 27 basis point improvement with our insurance expense as it relates to revenue and so I think that reflects what’s going on in the industry that the markets have softened, rates are coming down. If we have another good summer like we did last year with respect to hurricanes, I think this will continue to come down.

So we see a good positive trend with respect to the insurance expenses.

Participant 7:	Great, thanks a lot.

Participant 8:	Hi. Can you hear me?

Monty Bennett:	Yes.

Participant 8:	Okay, hi. You’ve actually answered almost all my questions.

But one of your competitors is also going through a large renovation CAPEX program that has had significant delays and overruns.

And in your CAPEX guidance, I mean are you guys layering in sort of a cushion there or do you have any concerns, you know, around those issues?

Monty Bennett:	Well we haven’t provided any guidance to layer a cushion around.

But as far as the renovations and I’ve got to hand it to our crew, they’ve done a pretty good job, a very good job of finishing the renovations on time and on budget.

With this new slug coming through, it is a lot. As David said, it’s $285 million till the end of ’08. That’s what we would like to get done. We’re on a pace right now where it’s still theoretically possible.

But probably in the next call or on the following call we’ll be able to give you a little more insight as to whether we think that’ll all happen.

And, you know, look if we think it’s going to provide too much disruption we’re going to go back to the brands and push those renovations out.

So we try to modulate that. In the past since our IPO in August of 2003, I don’t think that we can say that renovations for any one quarter significantly, excuse me, significantly affected us. They affected the operations but not significant. We hope to keep it that way.

And when you look at this size of renovation again about $300 million for almost $5 billion of assets over two years, that’s not, you know, overly significant amount.

So hopefully we won’t have that kind of experience as one of our competitors that you refer to.

David.

David Kimichik:	Let me just add some color with respect to your question on overages.

You know, we’ve done a lot of renovations so far in the past and we have yet to miss a budget with respect to the completion of that renovation.

And I think we have a great team that does a very detailed scope up front. We have line item budgets that go down to every lampshade that we’re going to buy. We make commitments against line item budgets.

And so it’s very difficult for us to break a budget because of the way that we commit and the way that report so we are not concerned about missing those budgets at all.

Participant 8:	All right. Thank you.

Participant 2:	Hey guys. Just on the $285 million in CAPEX over – through the end of ’08, can you just tell us how much of that is brand required and how much is really special project CAPEX?

Monty Bennett:	Well I’d say a way to characterize it is it’s just about all that CAPEX is what was negotiated and determined as part of the purchase of assets.

And so whether it was brand required or something that we thought that just had to be done at the time although most of its brand required of that, it was part of that initial. As far as special projects and what I call ROI projects where you go in and you add a spot here or you add a wing of rooms there, or add additional meeting space or do something like that, that $285 million includes very little of that.

The Sea Turtle conversion to the One Ocean Hotel of $20 to $25 million was elective.

But other than that there’s very little of it. Those so-called special projects or ROI projects would be additional CAPEX on top of that that we’ll give the market more color come the fall.

Participant 2:	Okay. And so that number, the $285 million will likely go up as you guys give more color.

And then I guess my second question, can you give us just a sense of what the nature of those special projects are? I mean you mentioned spas, changing tenant mix, meeting space.

Can you give us an idea as far as what those might be?

Monty Bennett:	Sure.

Participant 2:	Thanks.

Monty Bennett:	And again it would be say the Capital Hilton in DC is a great hotel and it’s got a great location.

And there’s all kinds of opportunities for that asset. For example we’re looking at potentially taking some of the sub-basements and sub sub-basements there and turning that into parking if the building will accommodate the extra weight. Because the hotel currently has no parking.

We’re looking at the basement and maybe turning that into executive conference space which is a possibility.

We’re looking at changing the brand potentially from the Hilton to Waldorf collection and what that cost might be.

We’re looking at adding some more retail space there on the street corners and/or totally renovating the lobby which is not a requirement with Hilton right now.

Even converting some of the rooms into office space because it’s a very hot office market. I mean there’s just a lot of opportunities there.

Another is the Hilton El Conquistador in Tucson which was a great resort in its time but now is being surpassed by other properties.

And so we could take that asset, do a room’s refresh, put in a 3,000 square foot spa and be done or we could put in $100,000 a room or more and put in a 20,000 square foot spa and totally renovate the facility into a property that’s more competitive with some of the new product that’s out there.

And that’s just something we’re having to determine the economics on and then the cases of at least the El Conquistador asset, work with our partner Hilton/Blackstone on what their desires are.

So there’s a number of hotels with these kind of opportunities that we’re going through.

Participant 2:	Okay, thank you.

Monty Bennett:	Thank you all for participation in today’s call. We look forward to speaking with you guys on our next call at the end of the third quarter.
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